                                                                     EXHIBIT 8.2
                                                                     -----------

                   [ORRICK, HERRINGTON & SUTCLIFFE LETTERHEAD]

                                January 20, 2006

Residential Funding Mortgage Securities II, Inc.
8400 Normandale Lake Boulevard, Suite 250
Minneapolis, Minnesota 55437

Ladies and Gentlemen:

         We have advised Residential Funding Mortgage Securities II, Inc. (the
"Registrant") with respect to certain federal income tax aspects of the issuance of notes and certificates, issuable in series under the Registration Statement on Form S-3, to be filed by the Registrant with the Securities and Exchange
Commission on January 20, 2006 (the "Registration Statement"). As to some of the notes and certificates (the "REMIC Securities") an election will be made to treat those securities as "regular" or "residual" interest in a Real Estate
Mortgage Investment Conduit (a "REMIC") for federal income tax purposes, and as to certain of the notes (the "Non-REMIC Notes") no such election will be made.
REMIC Securities for which a regular interest election will be made are referred to herein as "REMIC Regular Securities." REMIC Securities for which a residual interest election will be made are referred to herein as "REMIC Residual
Securities." Capitalized terms used but not defined herein have the meanings specified in the Registration Statement.

         We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the legal capacity of all natural persons; and (e) the authenticity of oral or written statements and representations of public officials, officers and other representatives of the Registrant and others.

         Based on such examinations, as to each series of Non-REMIC Notes offered pursuant to this Registration Statement for which we serve as counsel to the Registrant, assuming (i) compliance with all provisions of the related indenture, trust agreement and related documents, (ii) the representations and warranties of the Sellers, Master Servicer and Depositor set forth in the related indenture, trust agreement and related documents are true and (iii)
there is continued compliance with applicable provisions of the Internal Revenue
Code, as it may be amended from time to time, and applicable Treasury regulations issued thereunder, we are of the of the opinion that, for federal income tax purposes (1) the Non-REMIC Notes will be treated as indebtedness and
(2) the issuing entity, as created under the related trust agreement, will not be characterized as an association or publicly traded

partnership within the meaning of Section 7704 of the Code taxable as a corporation or as a taxable mortgage pool within the meaning of Section 7701(i)
of the Code. .

         Based on such examinations, as to each series of REMIC Securities offered pursuant to this Registration Statement for which we serve as counsel to the Registrant, assuming (i) compliance with all provisions of the related pooling and servicing agreement and trust agreement, (ii) the representations and warranties of the Sellers, Master Servicer and Depositor set forth in the related pooling and servicing agreement or trust agreement are true, (iii) there is continued compliance with applicable provisions of the Internal Revenue Code, as it may be amended from time to time, and applicable Treasury regulations issued thereunder and (iv) a REMIC election is made timely in the required form, for federal income tax purposes, we are of the opinion that each related trust, or each applicable group of assets held by the related trust as to which an election to be treated as a REMIC will be made, will qualify as a REMIC and the
REMIC Securities will be considered to evidence ownership of REMIC regular interests or REMIC residual interests in one of those REMICs within the meaning of the REMIC Provisions.

         We are further of the opinion that, although the discussion set forth in the succeeding paragraphs concerning the United States federal income taxation of Non-REMIC Notes and of pools of assets for which a REMIC election is made and the regular and residual interests in such pools of assets generally
(i) does not purport to set forth any opinion of counsel concerning any other particular federal income tax matter, (ii) is directed solely to securityholders that hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code, (iii) does not purport to discuss all federal income tax consequences that may be applicable to particular individual circumstances, including those of banks, insurance companies, foreign investors, tax-exempt organizations, dealers in securities or currencies, mutual funds, real estate investment trusts, S corporations, estates and trusts, securityholders that hold the securities as part of a hedge, straddle, integrated or conversion transaction, or securityholders whose functional currency is not the United
States dollar, (iv) does not address alternative minimum tax consequences and
(v) does not address the indirect effects on the holders of equity interests in a securityholder, with respect to those matters that it does address, to the extent that they constitute matters of law or legal conclusions, that discussion provides a fair and accurate summary of the United States federal income taxation of Non-REMIC Notes and of pools of assets for which a REMIC election is made and the regular and residual interests therein as of the date hereof.

Classification of REMICs

         If an entity electing to be treated as a REMIC fails to comply with one or more of the ongoing requirements of the Internal Revenue Code for that status during any taxable year, the Internal Revenue Code provides that the entity will not be treated as a REMIC for that year and thereafter. In that event, the entity may be taxable as a separate corporation under Treasury regulations, and the related REMIC Securities may not be accorded the status or given the tax treatment described in the form of base prospectus included in the Registration
Statement under "Material Federal Income Tax Consequences." Although the
Internal Revenue Code authorizes the Treasury Department to issue regulations providing relief in the event of an inadvertent termination of REMIC status, no regulations have been

issued. Any relief, moreover, may be accompanied by sanctions, including the imposition of a corporate tax on all or a portion of the trust's income for the period in which the requirements for that status are not satisfied. The pooling and servicing agreement or trust agreement with respect to each REMIC will include provisions designed to maintain the trust's status as a REMIC under the
REMIC Provisions. It is not anticipated that the status of any trust as a REMIC will be terminated.

Characterization of Investments in REMIC Securities

         In general, the REMIC Securities will be "real estate assets" within the meaning of Section 856(c)(4)(A) of the Internal Revenue Code and assets described in Section 7701(a)(19)(C) of the Internal Revenue Code in the same proportion that the assets of the REMIC underlying the securities would be so treated. Moreover, if 95% or more of the assets of the REMIC qualify for any of the foregoing treatments at all times during a calendar year, the REMIC
Securities will qualify for the corresponding status in their entirety for that calendar year. Interest, including original issue discount, on the REMIC Regular
Securities and income allocated to the class of REMIC Residual Securities will be interest described in Section 856(c)(3)(B) of the Internal Revenue Code to
the extent that those securities are treated as "real estate assets" within the meaning of Section 856(c)(4)(A) of the Internal Revenue Code. In addition, the
REMIC Regular Securities will be "qualified mortgages" within the meaning of
Section 860G(a)(3)(C) of the Internal Revenue Code if transferred to another
REMIC on its startup day in exchange for regular or residual interests in that
REMIC. The determination as to the percentage of the REMIC's assets that constitute assets described in the foregoing sections of the Internal Revenue
Code will be made with respect to each calendar quarter based on the average adjusted basis of each category of the assets held by the REMIC during that calendar quarter. The master servicer will report those determinations to securityholders in the manner and at the times required by applicable Treasury regulations.

         The assets of the REMIC will include, in addition to mortgage collateral, payments on mortgage collateral held pending distribution on the
REMIC Securities and property acquired by foreclosure held pending sale, and may include amounts in reserve accounts. It is unclear whether property acquired by foreclosure held pending sale and amounts in reserve accounts would be considered to be part of the mortgage collateral, or whether those assets, to the extent not invested in assets described in the foregoing sections, otherwise would receive the same treatment as the mortgage collateral for purposes of all of the foregoing sections. The REMIC regulations do provide, however, that payments on mortgage loans held pending distribution are considered part of the mortgage loans for purposes of Section 856(c)(4)(A) of the Internal Revenue
Code. Furthermore, foreclosure property will qualify as "real estate assets"
under Section 856(c)(4)(A) of the Internal Revenue Code.

Tiered REMIC Structures

         For some series of REMIC Securities, two or more separate elections may be made to treat designated portions of the related trust as REMICs for federal income tax purposes.

         Solely for purposes of determining whether the REMIC Securities will be
"real estate assets" within the meaning of Section 856(c)(4)(A) of the Internal
Revenue Code, and "loans secured by an interest in real property" under Section
7701(a)(19)(C) of the Internal Revenue Code, and whether the income on the securities is interest described in Section 856(c)(3)(B) of the Internal Revenue
Code, the Tiered REMICs will be treated as one REMIC.

Taxation of Owners of REMIC Regular Securities

General

         Except as otherwise stated in this discussion, REMIC Regular Securities will be treated for federal income tax purposes as debt instruments issued by the REMIC and not as ownership interests in the REMIC or its assets. Moreover, holders of REMIC Regular Securities that otherwise report income under a cash method of accounting will be required to report income with respect to REMIC
Regular Securities under an accrual method.

Original Issue Discount

         Some REMIC Regular Securities may be issued with "original issue discount" within the meaning of Section 1273(a) of the Internal Revenue Code.
Any holders of REMIC Regular Securities issued with original issue discount typically will be required to include original issue discount in income as it accrues, in accordance with the method described below, in advance of the receipt of the cash attributable to that income. In addition, Section 1272(a)(6)
of the Internal Revenue Code provides special rules applicable to REMIC Regular
Securities and certain other debt instruments issued with original issue discount. Regulations have not been issued under that section.

         The Internal Revenue Code requires that a prepayment assumption be used with respect to mortgage collateral held by a REMIC in computing the accrual of original issue discount on REMIC Regular Securities issued by that REMIC, and that adjustments be made in the amount and rate of accrual of the discount to reflect differences between the actual prepayment rate and the prepayment assumption. The prepayment assumption is to be determined in a manner prescribed in Treasury regulations; as noted above, those regulations have not been issued.
The conference committee report accompanying the Tax Reform Act of 1986 indicates that the regulations will provide that the prepayment assumption used with respect to a REMIC Regular Security must be the same as that used in pricing the initial offering of the REMIC Regular Security. The prepayment assumption used by the master servicer in reporting original issue discount for each series of REMIC Regular Securities will be consistent with this standard and will be disclosed in the accompanying prospectus supplement. However, neither the depositor nor the master servicer will make any representation that the mortgage collateral will in fact prepay at a rate conforming to the prepayment assumption or at any other rate.

         The original issue discount, if any, on a REMIC Regular Security will be the excess of its stated redemption price at maturity over its issue price.
The issue price of a particular class of REMIC Regular Securities will be the first cash price at which a substantial amount

of REMIC Regular Securities of that class is sold, excluding sales to bond houses, brokers and underwriters. If less than a substantial amount of a particular class of REMIC Regular Securities is sold for cash on or prior to the date of their initial issuance, or the closing date, the issue price for that class will be treated as the fair market value of the class on the closing date.
Under the OID regulations, the stated redemption price of a REMIC Regular
Security is equal to the total of all payments to be made on that security other than "qualified stated interest." Qualified stated interest includes interest that is unconditionally payable at least annually at a single fixed-rate, or in the case of a variable rate debt instrument, at a "qualified floating rate," an
"objective rate," a combination of a single fixed-rate and one or more
"qualified floating rates" or one "qualified inverse floating rate," or a combination of "qualified floating rates" that generally does not operate in a manner that accelerates or defers interest payments on a REMIC Regular Security.

         In the case of REMIC Regular Securities bearing adjustable interest rates, the determination of the total amount of original issue discount and the timing of the inclusion of the original issue discount will vary according to the characteristics of the REMIC Regular Securities. If the original issue discount rules apply to the securities, the accompanying prospectus supplement will describe the manner in which the rules will be applied by the master servicer with respect to those securities in preparing information returns to the securityholders and the Internal Revenue Service, or IRS.

         Some classes of the REMIC Regular Securities may provide for the first interest payment with respect to their securities to be made more than one month after the date of issuance, a period which is longer than the subsequent monthly intervals between interest payments. Assuming the "accrual period" (as defined below) for original issue discount is each monthly period that begins or ends on a distribution date, in some cases, as a consequence of this "long first accrual period," some or all interest payments may be required to be included in the stated redemption price of the REMIC Regular Security and accounted for as original issue discount. Because interest on REMIC Regular Securities must in any event be accounted for under an accrual method, applying this analysis would result in only a slight difference in the timing of the inclusion in income of the yield on the REMIC Regular Securities.

         In addition, if the accrued interest to be paid on the first distribution date is computed with respect to a period that begins prior to the closing date, a portion of the purchase price paid for a REMIC Regular Security will reflect the accrued interest. In these cases, information returns to the securityholders and the IRS will be based on the position that the portion of the purchase price paid for the interest accrued with respect to periods prior to the closing date is treated as part of the overall cost of the REMIC Regular
Security, and not as a separate asset the cost of which is recovered entirely out of interest received on the next distribution date, and that portion of the interest paid on the first distribution date in excess of interest accrued for a number of days corresponding to the number of days from the closing date to the first distribution date should be included in the stated redemption price of the
REMIC Regular Security. However, the OID regulations state that all or some portion of the accrued interest may be treated as a separate asset the cost of which is recovered entirely out of interest paid on the first distribution date.
It is unclear how an

election to do so would be made under the OID regulations and whether that election could be made unilaterally by a securityholder.

         Notwithstanding the general definition of original issue discount, original issue discount on a REMIC Regular Security will be considered to be de minimis if it is less than 0.25% of the stated redemption price of the REMIC
Regular Security multiplied by its weighted average life. For this purpose, the weighted average life of the REMIC Regular Security is computed as the sum of the amounts determined, as to each payment included in the stated redemption price of the REMIC Regular Security, by multiplying (i) the number of complete years, rounding down for partial years, from the issue date until the payment is expected to be made, presumably taking into account the prepayment assumption, by (ii) a fraction, the numerator of which is the amount of the payment, and the denominator of which is the stated redemption price at maturity of the REMIC
Regular Security. Under the OID regulations, original issue discount of only a de minimis amount, other than de minimis original issue discount attributable to a so-called "teaser" interest rate or an initial interest holiday, will be included in income as each payment of stated principal is made, based on the product of the total remaining amount of the de minimis original issue discount and a fraction, the numerator of which is the amount of the principal payment, and the denominator of which is the outstanding stated principal amount of the
REMIC Regular Security. The OID regulations also would permit a securityholder to elect to accrue de minimis original issue discount into income currently based on a constant yield method. See "--Market Discount" below for a description of that election under the OID regulations.

         If original issue discount on a REMIC Regular Security is in excess of a de minimis amount, the holder of the security must include in ordinary gross income the sum of the "daily portions" of original issue discount for each day during its taxable year on which it held the REMIC Regular Security, including the purchase date but excluding the disposition date. In the case of an original holder of a REMIC Regular Security, the daily portions of original issue discount will be determined as follows.

         The accompanying prospectus supplement will describe the applicable accrual period. In general, each "accrual period" that begins or ends on a date that corresponds to a distribution date and begins on the first day following the immediately preceding accrual period, or in the case of the first accrual period, begins on the closing date, a calculation will be made of the portion of the original issue discount that accrued during that accrual period. The portion of original issue discount that accrues in any accrual period will equal the excess, if any, of (i) the sum of (A) the present value, as of the end of the accrual period, of all of the distributions remaining to be made on the REMIC
Regular Security, if any, in future periods and (B) the distributions made on the REMIC Regular Security during the accrual period of amounts included in the stated redemption price, over (ii) the adjusted issue price of the REMIC Regular
Security at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence will be calculated
(1) assuming that distributions on the REMIC Regular Security will be received in future periods based on the mortgage collateral being prepaid at a rate equal to the prepayment assumption and (2) using a discount rate equal to the original yield to maturity of the security. For these purposes, the original yield to maturity of the security will be calculated based on its issue price and assuming that distributions on the security will be

made in all accrual periods based on the mortgage collateral being prepaid at a rate equal to the prepayment assumption. The adjusted issue price of a REMIC
Regular Security at the beginning of any accrual period will equal the issue price of the security, increased by the aggregate amount of original issue discount that accrued with respect to that security in prior accrual periods, and reduced by the amount of any distributions made on that REMIC Regular
Security in prior accrual periods of amounts included in its stated redemption price. The original issue discount accruing during any accrual period, computed as described above, will be allocated ratably to each day during the accrual period to determine the daily portion of original issue discount for that day.

         The OID regulations suggest that original issue discount with respect to securities that represent multiple uncertificated REMIC regular interests, in which ownership interests will be issued simultaneously to the same buyer and which may be required under the related pooling and servicing agreement or trust agreement to be transferred together, should be computed on an aggregate method.
In the absence of further guidance from the IRS, original issue discount with respect to securities that represent the ownership of multiple uncertificated
REMIC regular interests will be reported to the IRS and the securityholders on an aggregate method based on a single overall constant yield and the prepayment assumption stated in the accompanying prospectus supplement, treating all uncertificated regular interests as a single debt instrument as described in the
OID regulations, so long as the pooling and servicing agreement or trust agreement requires that the uncertificated regular interests be transferred together.

         A subsequent purchaser of a REMIC Regular Security that purchases the security at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, less than its remaining stated redemption price will also be required to include in gross income the daily portions of any original issue discount with respect to that security. However, each daily portion will be reduced, if the cost is in excess of its "adjusted issue price," in proportion to the ratio that excess bears to the aggregate original issue discount remaining to be accrued on the REMIC Regular Security. The adjusted issue price of a REMIC Regular Security on any given day equals (i) the adjusted issue price or, in the case of the first accrual period, the issue price, of the security at the beginning of the accrual period which includes that day, plus
(ii) the daily portions of original issue discount for all days during the accrual period prior to that day minus (iii) any principal payments made during the accrual period prior to that day with respect to the security.

Market Discount

         A securityholder that purchases a REMIC Regular Security at a market discount, that is, in the case of a REMIC Regular Security issued without original issue discount, at a purchase price less than its remaining stated
principal amount, or in the case of a REMIC Regular Security issued with original issue discount, at a purchase price less than its adjusted issue price will recognize income upon receipt of each distribution representing stated
redemption price. In particular, under Section 1276 of the Internal Revenue Code such a securityholder generally will be required to allocate the portion of each distribution representing stated redemption price first to accrued market discount not previously included in income, and to recognize ordinary income to that extent.

         A securityholder may elect to include market discount in income currently as it accrues rather than including it on a deferred basis in accordance with the foregoing. If made, the election will apply to all market discount bonds acquired by the securityholder on or after the first day of the first taxable year to which the election applies. In addition, the OID regulations permit a securityholder to elect to accrue all interest, discount, including de minimis market or original issue discount, and premium in income as interest, based on a constant yield method. If the election were made with respect to a REMIC Regular Security with market discount, the securityholder would be deemed to have made an election to include currently market discount in income with respect to all other debt instruments having market discount that the securityholder acquires during the taxable year of the election or thereafter. Similarly, a securityholder that made this election for a security that is acquired at a premium would be deemed to have made an election to amortize bond premium with respect to all debt instruments having amortizable bond premium that the securityholder owns or acquires. See "--Premium" below.
Each of these elections to accrue interest, discount and premium with respect to a security on a constant yield method or as interest may not be revoked without the consent of the IRS.

         However, market discount with respect to a REMIC Regular Security will be considered to be de minimis for purposes of Section 1276 of the Internal
Revenue Code if the market discount is less than 0.25% of the remaining stated
redemption price of the REMIC Regular Security multiplied by the number of complete years to maturity remaining after the date of its purchase. In interpreting a similar rule with respect to original issue discount on obligations payable in installments, the OID regulations refer to the weighted average maturity of obligations, and it is likely that the same rule will be applied with respect to market discount, presumably taking into account the prepayment assumption. If market discount is treated as de minimis under this rule, it appears that the actual discount would be treated in a manner similar to original issue discount of a de minimis amount. See "-- Original Issue
Discount." This treatment may result in discount being included in income at a slower rate than discount would be required to be included in income using the method described above.

         Section 1276(b)(3) of the Internal Revenue Code specifically authorizes the Treasury Department to issue regulations providing for the method for accruing market discount on debt instruments, the principal of which is payable in more than one installment. Until regulations are issued by the Treasury
Department, certain rules described in the Committee Report apply. The Committee
Report indicates that in each accrual period market discount on REMIC Regular
Securities should accrue, at the securityholder's option:

         o    on the basis of a constant yield method,

         o    in the case of a REMIC Regular Security issued without original issue discount, in an amount that bears the same ratio to the total remaining market discount as the stated interest paid in the accrual period bears to the total amount of stated interest remaining to be paid on the REMIC Regular Security as of the beginning of the accrual period, or

         o    in the case of a REMIC Regular Security issued with original issue discount, in an amount that bears the same ratio to the total remaining market discount as the original issue discount accrued in the accrual period bears to the total original issue discount remaining on the REMIC Regular Security at the beginning of the accrual period.

         Moreover, the prepayment assumption used in calculating the accrual of original issue discount is to be used in calculating the accrual of market discount. Because the regulations referred to in this paragraph have not been issued, it is not possible to predict what effect those regulations might have on the tax treatment of a REMIC Regular Security purchased at a discount in the secondary market.

         To the extent that REMIC Regular Securities provide for monthly or other periodic distributions throughout their term, the effect of these rules may be to require market discount to be includible in income at a rate that is not significantly slower than the rate at which the discount would accrue if it were original issue discount. Moreover, in any event a holder of a REMIC Regular
Security generally will be required to treat a portion of any gain on the sale or exchange of that security as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income.

         In addition, under Section 1277 of the Internal Revenue Code, a holder of a REMIC Regular Security may be required to defer a portion of its interest deductions for the taxable year attributable to any indebtedness incurred or continued to purchase or carry a REMIC Regular Security purchased with market discount. For these purposes, the de minimis rule referred to above applies. Any deferred interest expense would not exceed the market discount that accrues during that taxable year and is, in general, allowed as a deduction not later than the year in which the market discount is includible in income. If the holder elects to include market discount in income currently as it accrues on all market discount instruments acquired by that holder in that taxable year or thereafter, the interest deferral rule described above will not apply.

Premium

         A REMIC Regular Security purchased at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its remaining stated redemption price will be considered to be purchased at a premium. The holder of a REMIC Regular Security may elect under Section 171 of the Internal Revenue Code to amortize that premium under the constant yield method over the life of the security. If made, this election will apply to all debt instruments having amortizable bond premium that the holder owns or subsequently acquires. Amortizable premium will be treated as an offset to interest income on the related REMIC Regular Security, rather than as a separate interest deduction. The OID regulations also permit securityholders to elect to include all interest, discount and premium in income based on a constant yield method, further treating the securityholder as having made the election to amortize premium generally. See "--Market Discount." The conference committee report states that the same rules that apply to accrual of market discount, which rules will require use of a prepayment assumption in accruing market discount with respect to REMIC Regular Securities without regard to whether those securities have original issue discount, will also apply in amortizing bond premium under Section 171 of the Internal Revenue Code. It is possible that the use of an assumption that there will be no prepayments may be required in calculating the amortization of premium.

Realized Losses

         Under Section 166 of the Internal Revenue Code, both corporate holders of the REMIC Regular Securities and noncorporate holders of the REMIC Regular
Securities that acquire those securities in connection with a trade or business should be allowed to deduct, as ordinary losses, any losses sustained during a taxable year in which their securities become wholly or partially worthless as the result of one or more Realized Losses on the mortgage collateral. However, it appears that a noncorporate holder that does not acquire a REMIC Regular
Security in connection with a trade or business will not be entitled to deduct a loss under Section 166 of the Internal Revenue Code until the holder's security becomes wholly worthless--until its outstanding principal balance has been reduced to zero--and that the loss will be characterized as a short-term capital loss.

         Each holder of a REMIC Regular Security will be required to accrue interest and original issue discount with respect to that security, without giving effect to any reductions in distributions attributable to defaults or delinquencies on the mortgage collateral or the underlying securities until it can be established that any reduction ultimately will not be recoverable. As a result, the amount of taxable income reported in any period by the holder of a
REMIC Regular Security could exceed the amount of economic income actually realized by the holder in that period. Although the holder of a REMIC Regular
Security eventually will recognize a loss or reduction in income attributable to previously accrued and included income that, as the result of a Realized Loss, ultimately will not be realized, the law is unclear with respect to the timing and character of the loss or reduction in income.

Taxation of Owners of REMIC Residual Securities

General

         As residual interests, the REMIC Residual Securities will be subject to tax rules that differ significantly from those that would apply if the REMIC
Residual Securities were treated for federal income tax purposes as direct ownership interests in the mortgage collateral or as debt instruments issued by the REMIC.

         A holder of a REMIC Residual Security generally will be required to report its daily portion of the taxable income or, in accordance with the limitations noted in this discussion, the net loss of the REMIC for each day during a calendar quarter that the holder owned the REMIC Residual Security. For this purpose, the taxable income or net loss of the REMIC will be allocated to each day in the calendar quarter ratably using a "30 days per month/90 days per quarter/360 days per year" convention. The daily amounts will then be allocated among the holders of REMIC Residual Securities in proportion to their respective ownership interests on that day. Any amount included in the gross income or allowed as a loss of any holder of a REMIC Residual Security by virtue of this allocation will be treated

as ordinary income or loss. The taxable income of the REMIC will be determined under the rules described in the base prospectus included in the Registration
Statement in "--Taxable Income of the REMIC" and will be taxable to the holders of REMIC Residual Securities without regard to the timing or amount of cash distributions by the REMIC. Ordinary income derived from REMIC Residual
Securities will be "portfolio income" for purposes of the taxation of taxpayers in accordance with limitations under Section 469 of the Internal Revenue Code on the deductibility of "passive losses."

         A holder of a REMIC Residual Security that purchased the security from a prior holder of that security also will be required to report on its federal income tax return amounts representing its daily portion of the taxable income or net loss of the REMIC for each day that it holds the REMIC Residual Security.
These daily portions generally will equal the amounts of taxable income or net loss determined as described above. The committee report indicates that modifications of the general rules may be made, by regulations, legislation or otherwise, to reduce, or increase, the income or loss of a holder of a REMIC
Residual Security that purchased the REMIC Residual Security from a prior holder of such security at a price greater than, or less than, the adjusted basis (as defined below) that REMIC Residual Security would have had in the hands of an original holder of that security. The REMIC regulations, however, do not provide for any such modifications.

         Any payments received by a holder of a REMIC Residual Security in connection with the acquisition of that Security will be taken into account in determining the income of that holder for federal income tax purposes. On May
11, 2004, the IRS issued final regulations that require such payment to be included in income over time according to an amortization schedule that reasonably reflects the costs and benefits of holding the REMIC Residual
Security over its expected life. The regulations also provide two more specific methods that will be accepted as meeting the general test set forth above for determining the timing and amount of income inclusion. One method generally follows the method of inclusion used by the taxpayer for GAAP purposes, but not over a period shorter than the period over which the REMIC is expected to generate income. The other method calls for ratable inclusion over the remaining anticipated weighted average life of the REMIC as of the time the REMIC Residual
Security is transferred to the taxpayer. Holders of REMIC Residual Securities are encouraged to consult their tax advisors concerning the treatment of these payments for income tax purposes under the regulations.

         The amount of income holders of REMIC Residual Securities will be required to report, or the tax liability associated with that income, may exceed the amount of cash distributions received from the REMIC for the corresponding period. Consequently, holders of REMIC Residual Securities should have other sources of funds sufficient to pay any federal income taxes due as a result of their ownership of REMIC Residual Securities or unrelated deductions against which income may be offset, subject to the rules relating to "excess inclusions"
and "noneconomic" residual interests discussed below. The fact that the tax liability associated with the income allocated to holders of REMIC Residual
Securities may exceed the cash distributions received by the holders of REMIC
Residual Securities for the corresponding period may significantly adversely affect the after-tax rate of return for holders of REMIC Residual Securities.

Taxable Income of the REMIC

         The taxable income of the REMIC will equal the income from the mortgage collateral and other assets of the REMIC plus any cancellation of indebtedness income due to the allocation of Realized Losses to REMIC Regular Securities, less the deductions allowed to the REMIC for interest, including original issue discount and reduced by the amortization of any premium received on issuance, on the REMIC Regular Securities, and any other class of REMIC Securities constituting "regular interests" in the REMIC not offered hereby, amortization of any premium on the mortgage collateral, bad debt deductions with respect to the mortgage collateral and, except as described below, for servicing, administrative and other expenses.

         For purposes of determining its taxable income, the REMIC will have an initial aggregate basis in its assets equal to their fair market value immediately after their transfer to the REMIC. For this purpose, the master servicer intends to treat the fair market value of the mortgage collateral as being equal to the aggregate issue prices of the REMIC Regular Securities and
REMIC Residual Securities. The aggregate basis will be allocated among the mortgage collateral collectively and the other assets of the REMIC in proportion to their respective fair market values. The issue price of any REMIC Securities offered hereby will be determined in the manner described above under "--
Taxation of Owners of REMIC Regular Securities--Original Issue Discount."
Accordingly, if one or more classes of REMIC Securities are retained initially rather than sold, the master servicer may be required to estimate the fair market value of those interests in order to determine the basis of the REMIC in the mortgage collateral and other property held by the REMIC.

         Subject to the possible application of the de minimis rules, the method of accrual by the REMIC of original issue discount income and market discount income with respect to mortgage collateral that it holds will be equivalent to the method of accruing original issue discount income for holders of REMIC
Regular Securities under the constant yield method taking into account the prepayment assumption. However, a REMIC that acquires mortgage collateral at a market discount must include the discount in income currently, as it accrues, on a constant interest basis. See "-- Taxation of Owners of REMIC Regular
Securities" above, which describes a method of accruing discount income that is analogous to that required to be used by a REMIC as to mortgage collateral with market discount that it holds.

         An item of mortgage collateral will be deemed to have been acquired with discount or premium to the extent that the REMIC's basis therein, determined as described in the preceding paragraph, is less than or greater than its stated redemption price. Any discount will be includible in the income of the REMIC as it accrues, in advance of receipt of the cash attributable to that income, under a method similar to the method described above for accruing original issue discount on the REMIC Regular Securities. It is anticipated that each REMIC will elect under Section 171 of the Internal Revenue Code to amortize any premium on the mortgage collateral. Premium on any item of mortgage collateral to which the election applies may be amortized under a constant yield method, presumably taking into account a prepayment assumption.

         A REMIC will be allowed deductions for interest, including original issue discount, on the REMIC Regular Securities, including any other class of
REMIC Securities constituting "regular interests" in the REMIC not offered hereby, equal to the deductions that would be allowed if the REMIC Regular
Securities, including any other class of REMIC Securities constituting "regular interests" in the REMIC not offered hereby, were indebtedness of the REMIC.
Original issue discount will be considered to accrue for this purpose as described above under "-- Taxation of Owners of REMIC Regular
Securities--Original Issue Discount," except that the de minimis rule and the adjustments for subsequent holders of REMIC Regular Securities, including any other class of securities constituting "regular interests" in the REMIC not offered hereby, described therein will not apply.

         If a class of REMIC Regular Securities is issued at an Issue Premium, the net amount of interest deductions that are allowed the REMIC in each taxable year with respect to the REMIC Regular Securities of that class will be reduced by an amount equal to the portion of the Issue Premium that is considered to be amortized or repaid in that year. Although the matter is not entirely certain, it is likely that Issue Premium would be amortized under a constant yield method in a manner analogous to the method of accruing original issue discount described above under "--Taxation of Owners of REMIC Regular
Securities--Original Issue Discount."

         As a general rule, the taxable income of the REMIC will be determined in the same manner as if the REMIC were an individual having the calendar year as its taxable year and using the accrual method of accounting. However, no item of income, gain, loss or deduction allocable to a prohibited transaction will be taken into account. See "--Prohibited Transactions and Other Possible REMIC
Taxes" below. Further, the limitation on miscellaneous itemized deductions imposed on individuals by Section 67 of the Internal Revenue Code, which allows those deductions only to the extent they exceed in the aggregate two percent of the taxpayer's adjusted gross income, will not be applied at the REMIC level so that the REMIC will be allowed deductions for servicing, administrative and other non-interest expenses in determining its taxable income. All of these expenses will be allocated as a separate item to the holders of REMIC Residual
Securities, subject to the limitation of Section 67 of the Internal Revenue
Code. See "--Possible Pass-Through of Miscellaneous Itemized Deductions." If the
deductions allowed to the REMIC exceed its gross income for a calendar quarter, the excess will be the net loss for the REMIC for that calendar quarter.

Basis Rules, Net Losses and Distributions

         The adjusted basis of a REMIC Residual Security will be equal to the amount paid for that REMIC Residual Security, increased by amounts included in the income of the related securityholder and decreased, but not below zero, by distributions made, and by net losses allocated, to the related securityholder.

         A holder of a REMIC Residual Security is not allowed to take into account any net loss for any calendar quarter to the extent the net loss exceeds that holder's adjusted basis in its REMIC Residual Security as of the close of that calendar quarter, determined without regard to the net loss. Any loss that is not currently deductible by reason of this limitation

may be carried forward indefinitely to future calendar quarters and, in accordance with the same limitation, may be used only to offset income from the
REMIC Residual Security. The ability of holders of REMIC Residual Securities to deduct net losses in accordance with additional limitations under the Internal
Revenue Code, as to which the securityholders are encouraged to consult their tax advisors.

         Any distribution on a REMIC Residual Security will be treated as a non-taxable return of capital to the extent it does not exceed the holder's adjusted basis in the REMIC Residual Security. To the extent a distribution on a
REMIC Residual Security exceeds the adjusted basis, it will be treated as gain from the sale of the REMIC Residual Security. Holders of REMIC Residual
Securities may be entitled to distributions early in the term of the related
REMIC under circumstances in which their bases in the REMIC Residual Securities will not be sufficiently large that distributions will be treated as nontaxable returns of capital. Their bases in the REMIC Residual Securities will initially equal the amount paid for such REMIC Residual Securities and will be increased by their allocable shares of taxable income of the trust. However, their basis increases may not occur until the end of the calendar quarter, or perhaps the end of the calendar year, with respect to which the REMIC taxable income is allocated to the holders of REMIC Residual Securities. To the extent the initial bases of the holders of REMIC Residual Securities are less than the distributions to the holders of REMIC Residual Securities, and increases in the initial bases either occur after distributions or, together with their initial bases, are less than the amount of the distributions, gain will be recognized to the holders of REMIC Residual Securities on those distributions and will be treated as gain from the sale of their REMIC Residual Securities.

         The effect of these rules is that a securityholder may not amortize its basis in a REMIC Residual Security, but may only recover its basis through distributions, through the deduction of its share of any net losses of the REMIC or upon the sale of its REMIC Residual Security. See "-- Sales of REMIC
Securities." For a discussion of possible modifications of these rules that may require adjustments to income of a holder of a REMIC Residual Security other than an original holder in order to reflect any difference between the cost of the REMIC Residual Security to its holder and the adjusted basis the REMIC
Residual Security would have had in the hands of the original holder, see
"--General."

Excess Inclusions

         Any "excess inclusions" with respect to a REMIC Residual Security will be subject to federal income tax in all events.

         In general, the "excess inclusions" with respect to a REMIC Residual
Security for any calendar quarter will be the excess, if any, of (i) the sum of the daily portions of REMIC taxable income allocable to the REMIC Residual
Security over (ii) the sum of the "daily accruals" (as defined below) for each day during that quarter that the REMIC Residual Security was held by the holder of a REMIC Residual Security. The daily accruals of a holder of a REMIC Residual
Security will be determined by allocating to each day during a calendar quarter its ratable portion of the product of the "adjusted issue price" of the REMIC
Residual Security at the beginning of the calendar quarter and 120% of the
"long-term

Federal rate" in effect on the closing date. For this purpose, the adjusted issue price of a REMIC Residual Security as of the beginning of any calendar quarter will be equal to the issue price of the REMIC Residual Security, increased by the sum of the daily accruals for all prior quarters and decreased, but not below zero, by any distributions made with respect to the REMIC Residual
Security before the beginning of that quarter. The issue price of a REMIC
Residual Security is the initial offering price to the public, excluding bond houses, brokers and underwriters, at which a substantial amount of the REMIC
Residual Securities were sold. If less than a substantial amount of a particular class of REMIC Residual Securities is sold for cash on or prior to the closing date, the issue price of that class will be treated as the fair market value of that class on the closing date. The "long-term Federal rate" is an average of current yields on Treasury securities with a remaining term of greater than nine years, computed and published monthly by the IRS.

         For holders of REMIC Residual Securities, an excess inclusion:

         o    will not be permitted to be offset by deductions, losses or loss carryovers from other activities,

         o    will be treated as "unrelated business taxable income" to an otherwise tax-exempt organization and

         o    will not be eligible for any rate reduction or exemption under any applicable tax treaty with respect to the 30% United States withholding tax imposed on distributions to holders of REMIC
              Residual Securities that are foreign investors.

         See, however, "--Foreign Investors in REMIC Securities."

         Furthermore, for purposes of the alternative minimum tax, (i) excess inclusions will not be permitted to be offset by the alternative tax net operating loss deduction and (ii) alternative minimum taxable income may not be less than the taxpayer's excess inclusions; provided, however, that for purposes of (ii), alternative minimum taxable income is determined without regard to the special rule that taxable income cannot be less than excess inclusions. The latter rule has the effect of preventing nonrefundable tax credits from reducing the taxpayer's income tax to an amount lower than the alternative minimum tax on excess inclusions.

         In the case of any REMIC Residual Securities held by a real estate investment trust, the aggregate excess inclusions with respect to the REMIC
Residual Securities, reduced, but not below zero, by the real estate investment trust taxable income, within the meaning of Section 857(b)(2) of the Internal
Revenue Code, excluding any net capital gain, will be allocated among the shareholders of the trust in proportion to the dividends received by the shareholders from the trust, and any amount so allocated will be treated as an excess inclusion with respect to a REMIC Residual Security as if held directly by the shareholder. Treasury regulations yet to be issued could apply a similar rule to regulated investment companies, common trust funds and some cooperatives; the REMIC regulations currently do not address this subject.

Noneconomic REMIC Residual Securities

         Under the REMIC regulations, transfers of "noneconomic" REMIC Residual
Securities will be disregarded for all federal income tax purposes if "a significant purpose of the transfer was to enable the transferor to impede the assessment or collection of tax." If the transfer is disregarded, the purported transferor will continue to remain liable for any taxes due with respect to the income on the "noneconomic" REMIC Residual Security. The REMIC regulations provide that a REMIC Residual Security is noneconomic unless, based on the prepayment assumption and on any required or permitted clean up calls, or required qualified liquidation provided for in the REMIC's organizational documents, (1) the present value of the expected future distributions
(discounted using the "applicable Federal rate" for obligations whose term ends on the close of the last quarter in which excess inclusions are expected to accrue with respect to the REMIC Residual Security, which rate is computed and published monthly by the IRS) on the REMIC Residual Security equals at least the present value of the expected tax on the anticipated excess inclusions, and (2)
the transferor reasonably expects that the transferee will receive distributions with respect to the REMIC Residual Security at or after the time the taxes accrue on the anticipated excess inclusions in an amount sufficient to satisfy the accrued taxes. Accordingly, all transfers of REMIC Residual Securities that may constitute noneconomic residual interests will be subject to restrictions under the terms of the related pooling and servicing agreement or trust agreement that are intended to reduce the possibility of any transfer being disregarded. The restrictions will require each party to a transfer to provide an affidavit that no purpose of the transfer is to impede the assessment or collection of tax, including representations as to the financial condition of the prospective transferee, as to which the transferor also is required to make a reasonable investigation to determine the transferee's historic payment of its debts and ability to continue to pay its debts as they come due in the future.
Prior to purchasing a REMIC Residual Security, prospective purchasers should consider the possibility that a purported transfer of the REMIC Residual
Security by such a purchaser to another purchaser at some future date may be disregarded in accordance with the above-described rules which would result in the retention of tax liability by that purchaser.

         The IRS has issued final REMIC regulations that add to the conditions necessary to assure that a transfer of a non-economic residual interest would be respected. The additional conditions require that in order to qualify as a safe harbor transfer of a residual the transferee represent that it will not cause the income "to be attributable to a foreign permanent establishment or fixed base (within the meaning of an applicable income tax treaty) of the transferee or another U.S. taxpayer" and either (i) the amount received by the transferee be no less on a present value basis (determined using the short-term rate provided by Section 1274(d) of the Internal Revenue Code) than the present value of the net tax detriment attributable to holding the residual interest reduced by the present value of the projected payments to be received on the residual interest or (ii) the transfer is to a domestic taxable corporation with specified large amounts of gross and net assets and that meets certain other requirements where agreement is made that all future transfers will be to taxable domestic corporations in transactions that qualify for the same "safe harbor" provision. Eligibility for the safe harbor requires, among other things, that the facts and circumstances known to the transferor at the time of transfer not indicate to a reasonable person that the taxes with

respect to the residual interest will not be paid, with an unreasonably low cost for the transfer specifically mentioned as negating eligibility.

         The accompanying prospectus supplement will disclose whether offered
REMIC Residual Securities may be considered "noneconomic" residual interests under the REMIC regulations. Any disclosure that a REMIC Residual Security will not be considered "noneconomic" will be based upon some assumptions, and the depositor will make no representation that a REMIC Residual Security will not be considered "noneconomic" for purposes of the above-described rules. See
"--Foreign Investors in REMIC Securities" for additional restrictions applicable to transfers of certain REMIC Residual Securities to foreign persons.

Mark-to-Market Rules

         The mark-to-market requirement applies to all securities owned by a dealer, except to the extent that the dealer has specifically identified a security as held for investment. The Mark-to-Market Regulations provide that for purposes of this mark-to-market requirement, a REMIC Residual Security acquired on or after January 4, 1995 is not treated as a security and thus may not be marked to market. Prospective purchasers of a REMIC Residual Security are encouraged to consult their tax advisors regarding the possible application of the mark-to-market requirement to REMIC Residual Securities.

Possible Pass-Through of Miscellaneous Itemized Deductions

         Fees and expenses of a REMIC generally will be allocated to the holders of the related REMIC Residual Securities. The applicable Treasury regulations indicate, however, that in the case of a REMIC that is similar to a single class grantor trust, all or a portion of those fees and expenses should be allocated to the holders of the related REMIC Regular Securities. Fees and expenses will be allocated to holders of the related REMIC Residual Securities in their entirety and not to the holders of the related REMIC Regular Securities.

         With respect to REMIC Residual Securities or REMIC Regular Securities
the holders of which receive an allocation of fees and expenses in accordance with the preceding discussion, if any holder thereof is an individual, estate or trust, or a Pass-Through Entity beneficially owned by one or more individuals, estates or trusts, (i) an amount equal to the individual's, estate's or trust's share of fees and expenses will be added to the gross income of that holder and
(ii) the individual's, estate's or trust's share of fees and expenses will be treated as a miscellaneous itemized deduction allowable in accordance with the limitation of Section 67 of the Internal Revenue Code, which permits those deductions only to the extent they exceed in the aggregate two percent of a taxpayer's adjusted gross income. In addition, Section 68 of the Internal
Revenue Code provides that the amount of itemized deductions otherwise allowable for an individual whose adjusted gross income exceeds a specified amount will be reduced. The amount of additional taxable income reportable by REMIC
Securityholders that are covered by the limitations of either Section 67 or
Section 68 of the Internal Revenue Code may be substantial. Furthermore, in determining the alternative minimum taxable income of such a holder of a REMIC
Security that is an individual, estate or trust, or a Pass-Through Entity beneficially owned by one or more

individuals, estates or trusts, no deduction will be allowed for such holder's allocable portion of servicing fees and other miscellaneous itemized deductions of the REMIC, even though an amount equal to the amount of such fees and other deductions will be included in the holder's gross income. Accordingly, the REMIC
Securities may not be appropriate investments for individuals, estates, or trusts, or pass-through entities beneficially owned by one or more individuals, estates or trusts. Any prospective investors are encouraged to consult with their tax advisors prior to making an investment in these securities.

Tax and Restrictions on Transfers of REMIC Residual Securities to Certain
Organizations

         If a REMIC Residual Security is transferred to a Disqualified
Organization, a tax would be imposed in an amount, determined under the REMIC regulations, equal to the product of:

         (1)  the present value, discounted using the "applicable Federal rate"
              for obligations whose term ends on the close of the last quarter in which excess inclusions are expected to accrue with respect to the security, which rate is computed and published monthly by the
              IRS, of the total anticipated excess inclusions with respect to the REMIC Residual Security for periods after the transfer; and

         (2)  the highest marginal federal income tax rate applicable to corporations.

         The anticipated excess inclusions must be determined as of the date that the REMIC Residual Security is transferred and must be based on events that have occurred up to the time of transfer, the prepayment assumption and any required or permitted clean up calls or required liquidation provided for in the
REMIC's organizational documents. This tax generally would be imposed on the transferor of the REMIC Residual Security, except that where the transfer is through an agent for a Disqualified Organization, the tax would instead be imposed on that agent. However, a transferor of a REMIC Residual Security would in no event be liable for the tax with respect to a transfer if the transferee furnishes to the transferor an affidavit that the transferee is not a
Disqualified Organization and, as of the time of the transfer, the transferor does not have actual knowledge that the affidavit is false. Moreover, an entity will not qualify as a REMIC unless there are reasonable arrangements designed to ensure that:

         o    residual interests in the entity are not held by Disqualified
              Organizations; and

         o    information necessary for the application of the tax described in the base prospectus included in the Registration Statement will be made available.

         Restrictions on the transfer of REMIC Residual Securities and other provisions that are intended to meet this requirement will be included in the pooling and servicing agreement, including provisions:

         (1)  requiring any transferee of a REMIC Residual Security to provide an affidavit representing that it is not a Disqualified
              Organization and is not

              acquiring the REMIC Residual Security on behalf of a Disqualified
              Organization, undertaking to maintain that status and agreeing to obtain a similar affidavit from any person to whom it shall transfer the REMIC Residual Security;

         (2)  providing that any transfer of a REMIC Residual Security to a
              Disqualified Organization shall be null and void; and

         (3)  granting to the master servicer the right, without notice to the holder or any prior holder, to sell to a purchaser of its choice any REMIC Residual Security that shall become owned by a
              Disqualified Organization despite (1) and (2) above.

         In addition, if a Pass-Through Entity includes in income excess inclusions with respect to a REMIC Residual Security, and a Disqualified
Organization is the record holder of an interest in that entity, then a tax will be imposed on the entity equal to the product of (i) the amount of excess inclusions on the REMIC Residual Security that are allocable to the interest in the Pass-Through Entity held by the Disqualified Organization and (ii) the highest marginal federal income tax rate imposed on corporations. A Pass-Through
Entity will not be subject to this tax for any period, however, if each record holder of an interest in the Pass-Through Entity furnishes to that Pass-Through
Entity (i) the holder's social security number and a statement under penalties of perjury that the social security number is that of the record holder or (ii)
a statement under penalties of perjury that the record holder is not a
Disqualified Organization. For taxable years beginning after December 31, 1997, notwithstanding the preceding two sentences, in the case of a REMIC Residual
Security held by an "electing large partnership," all interests in such partnership shall be treated as held by Disqualified Organizations, without regard to whether the record holders of the partnership furnish statements described in the preceding sentence, and the amount that is subject to tax under the second preceding sentence is excluded from the gross income of the partnership allocated to the partners, in lieu of allocating to the partners a deduction for the tax paid by the partners.

Sales of REMIC Securities

         If a REMIC Security is sold, the selling securityholder will recognize gain or loss equal to the difference between the amount realized on the sale and its adjusted basis in the REMIC Security. The adjusted basis of a REMIC Regular
Security generally will equal the cost of that REMIC Regular Security to that securityholder, increased by income reported by the securityholder with respect to that REMIC Regular Security, including original issue discount and market discount income, and reduced, but not below zero, by distributions on the REMIC
Regular Security received by the securityholder and by any amortized premium.
The adjusted basis of a REMIC Residual Security will be determined as described under "--Taxation of Owners of REMIC Residual Securities--Basis Rules, Net
Losses and Distributions." Except as described below, any gain or loss generally will be capital gain or loss.

         Gain from the sale of a REMIC Regular Security that might otherwise be capital gain will be treated as ordinary income to the extent the gain does not exceed the excess, if any, of (i) the amount that would have been includible in the seller's income with respect to the REMIC Regular Security had income accrued thereon at a rate equal to 110% of the "applicable federal rate," which is typically a rate based on an average of current yields on Treasury securities having a maturity comparable to that of the security, which rate is computed and published monthly by the IRS, determined as of the date of purchase of the REMIC
Regular Security, over (ii) the amount of ordinary income actually includible in the seller's income prior to the sale. In addition, gain recognized on the sale of a REMIC Regular Security by a seller who purchased the REMIC Regular Security at a market discount will be taxable as ordinary income to the extent of any accrued and previously unrecognized market discount that accrued during the period the security was held. See "--Taxation of Owners of REMIC Regular
Securities-- Discount."

         REMIC Securities will be "evidences of indebtedness" within the meaning of Section 582(c)(1) of the Internal Revenue Code, so that gain or loss recognized from the sale of a REMIC Security by a bank or thrift institution to which that section applies will be ordinary income or loss.

         A portion of any gain from the sale of a REMIC Regular Security that might otherwise be capital gain may be treated as ordinary income to the extent that the security is held as part of a "conversion transaction" within the meaning of Section 1258 of the Internal Revenue Code. A conversion transaction generally is one in which the taxpayer has taken two or more positions in securities or similar property that reduce or eliminate market risk, if substantially all of the taxpayer's return is attributable to the time value of the taxpayer's net investment in the transaction. The amount of gain so realized in a conversion transaction that is recharacterized as ordinary income generally will not exceed the amount of interest that would have accrued on the taxpayer's net investment at 120% of the appropriate "applicable Federal rate," which rate is computed and published monthly by the IRS, at the time the taxpayer enters into the conversion transaction, subject to appropriate reduction for prior inclusion of interest and other ordinary income items from the transaction.

         Finally, a taxpayer may elect to have net capital gain taxed at ordinary income rates rather than capital gains rates in order to include any net capital gain in total net investment income for the taxable year, for purposes of the limitation on the deduction of interest on indebtedness incurred to purchase or carry property held for investment to a taxpayer's net investment income.

         If the seller of a REMIC Residual Security reacquires the security, any other residual interest in a REMIC or any similar interest in a "taxable mortgage pool" (as defined in Section 7701(i) of the Internal Revenue Code)
within six months of the date of the sale, the sale will be subject to the "wash sale" rules of Section 1091 of the Internal Revenue Code. In that event, any loss realized by the holders of REMIC Residual Securities on the sale will not be deductible, but instead will be added to the holders of REMIC Residual
Securities' adjusted basis in the newly-acquired asset.

         Losses on the sale of a REMIC Residual Security in excess of a threshold amount (which amount could need to be aggregated with similar or previous losses) may require disclosure of such loss on an IRS Form 8886.
Investors are encouraged to consult with their tax advisors as to the need to file such forms.

Tax Return Disclosure and Investor List Requirements

         Recent Treasury regulations directed at potentially abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters. The regulations require taxpayers to report certain disclosures on IRS
Form 8886 if they participate in a "reportable transaction." Organizers and sellers of the transaction are required to maintain records including investor lists containing identifying information and to furnish those records to the IRS upon demand. A transaction may be a "reportable transaction" based upon any of several indicia, one or more of which may be present with respect to your investment in the securities. There are significant penalties for failure to comply with these disclosure requirements. Investors in REMIC Residual
Securities are encouraged to consult their own tax advisers concerning any possible disclosure obligation with respect to their investment, and should be aware that the depositor and other participants in the transaction intend to comply with such disclosure and investor list maintenance requirements as they determine apply to them with respect to the transaction.

Prohibited Transactions and Other Possible REMIC Taxes

         The Internal Revenue Code imposes a prohibited transactions tax, which is a tax on REMICs equal to 100% of the net income derived from prohibited transactions. In general, subject to specified exceptions a prohibited transaction means the disposition of an item of mortgage collateral, the receipt of income from a source other than an item of mortgage collateral or other
Permitted Investments, the receipt of compensation for services, or gain from the disposition of an asset purchased with the payments on the mortgage collateral for temporary investment pending distribution on the REMIC
Securities. It is not anticipated that any REMIC will engage in any prohibited transactions in which it would recognize a material amount of net income. In addition, some contributions to a REMIC made after the day on which the REMIC issues all of its interests could result in the imposition of a contributions tax, which is a tax on the REMIC equal to 100% of the value of the contributed property. Each pooling and servicing agreement or trust agreement will include provisions designed to prevent the acceptance of any contributions that would be subject to the tax.

         REMICs also are subject to federal income tax at the highest corporate rate on "net income from foreclosure property," determined by reference to the rules applicable to real estate investment trusts. "Net income from foreclosure property" generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.
It is not anticipated that any REMIC will recognize "net income from foreclosure property" subject to federal income tax.

         It is not anticipated that any material state or local income or franchise tax will be imposed on any REMIC.

         To the extent permitted by then applicable laws, any prohibited transactions tax, contributions tax, tax on "net income from foreclosure property" or state or local income or franchise tax that may be imposed on the
REMIC will be borne by the related master servicer or the trustee in either case out of its own funds, provided that the master servicer or the trustee, as the case may be, has sufficient assets to do so, and provided further that the tax arises out of a breach of the master servicer's or the trustee's obligations, as the case may be, under the related pooling and servicing agreement or trust agreement and relating to compliance with applicable laws and regulations. Any tax not borne by the master servicer or the trustee will be payable out of the related trust resulting in a reduction in amounts payable to holders of the related REMIC Securities.

Termination

         A REMIC will terminate immediately after the distribution date following receipt by the REMIC of the final payment from the mortgage collateral or upon a sale of the REMIC's assets following the adoption by the REMIC of a plan of complete liquidation. The last distribution on a REMIC Regular Security will be treated as a payment in retirement of a debt instrument. In the case of a REMIC Residual Security, if the last distribution on the REMIC Residual
Security is less than the securityholder's adjusted basis in the security, the securityholder should be treated as realizing a loss equal to the amount of the difference, and the loss may be treated as a capital loss.

Reporting and Other Administrative Matters

         Solely for purposes of the administrative provisions of the Internal
Revenue Code, the REMIC will be treated as a partnership and holders of REMIC
Residual Securities will be treated as partners. The master servicer will file
REMIC federal income tax returns on behalf of the related REMIC and will act as the "tax matters person" for the REMIC in all respects, and may hold a nominal amount of REMIC Residual Securities.

         As the tax matters person, the master servicer will have the authority to act on behalf of the REMIC and the holders of REMIC Residual Securities in connection with the administrative and judicial review of items of income, deduction, gain or loss of the REMIC, as well as the REMIC's classification.
Holders of REMIC Residual Securities will be required to report the REMIC items consistently with their treatment on the related REMIC's tax return and may in some circumstances be bound by a settlement agreement between the master servicer, as tax matters person, and the IRS concerning any REMIC item.

         Adjustments made to the REMIC tax return may require a holder of a
REMIC Residual Security to make corresponding adjustments on its return, and an audit of the REMIC's tax return, or the adjustments resulting from an audit, could result in an audit of the securityholder's return. No REMIC will be registered as a tax shelter under Section 6111 of the Internal Revenue Code because it is not anticipated that any REMIC will have a

net loss for any of the first five taxable years of its existence. Any person that holds a REMIC Residual Security as a nominee for another person may be required to furnish to the related REMIC, in a manner to be provided in Treasury regulations, the name and address of that person and other information.

         Reporting of interest income, including any original issue discount, with respect to REMIC Regular Securities is required annually, and may be required more frequently under Treasury regulations. These information reports are required to be sent to individual holders of REMIC regular Interests and the
IRS; holders of REMIC Regular Securities that are corporations, trusts, securities dealers and other non-individuals will be provided interest and original issue discount income information and the information in the following paragraph upon request in accordance with the requirements of the applicable regulations. The information must be provided by the later of 30 days after the end of the quarter for which the information was requested, or two weeks after the receipt of the request. The REMIC must also comply with rules requiring certain information to be reported to the IRS. Reporting with respect to the
REMIC Residual Securities, including income, excess inclusions, investment expenses and relevant information regarding qualification of the REMIC's assets will be made as required under the Treasury regulations, typically on a quarterly basis.

         As applicable, the REMIC Regular Security information reports will include a statement of the adjusted issue price of the REMIC Regular Security at the beginning of each accrual period. In addition, the reports will include information required by regulations with respect to computing the accrual of any market discount. Because exact computation of the accrual of market discount on a constant yield method requires information relating to the holder's purchase price that the master servicer will not have, the regulations only require that information pertaining to the appropriate proportionate method of accruing market discount be provided. See "--Taxation of Owners of REMIC Regular
Securities--Market Discount."

         The responsibility for complying with the foregoing reporting rules will be borne by the master servicer. Securityholders may request any information with respect to the returns described in Section 1.6049-7(e)(2) of the Treasury regulations. Any request should be directed to the master servicer at Residential Funding Corporation, 8400 Normandale Lake Boulevard, Suite 250,
Minneapolis, Minnesota 55437.

Backup Withholding with Respect to REMIC Securities

         Payments of interest and principal, as well as payments of proceeds from the sale of REMIC Securities, may be subject to the "backup withholding tax" under Section 3406 of the Internal Revenue Code if recipients of payments fail to furnish to the payor certain information, including their taxpayer identification numbers, or otherwise fail to establish an exemption from the tax. Any amounts deducted and withheld from a distribution to a recipient would be allowed as a credit against the recipient's federal income tax. Furthermore, penalties may be imposed by the IRS on a recipient of payments that is required to supply information but that does not do so in the proper manner.

Foreign Investors in REMIC Securities

         A holder of a REMIC Regular Security that is not a United States person and is not subject to federal income tax as a result of any direct or indirect connection to the United States in addition to its ownership of a REMIC Regular
Security will not be subject to United States federal income or withholding tax on a distribution on a REMIC Regular Security, provided that the holder complies to the extent necessary with certain identification requirements, including delivery of a statement, signed by the securityholder under penalties of perjury, certifying that the securityholder is not a United States person and providing the name and address of the securityholder; this statement is generally made on IRS Form W-8BEN and must be updated whenever required information has changed or within three calendar years after the statement is first delivered. For these purposes, United States person means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, except, in the case of a partnership, to the extent provided in regulations, provided that, for purposes solely of the restrictions on the transfer of residual interests, no partnership or other entity treated as a partnership for United States federal income tax purposes shall be treated as a United States person unless all persons that own an interest in such partnership either directly or through any entity that is not a corporation for United States federal income tax purposes are required by the applicable operating agreement to be United States persons or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. To the extent prescribed in regulations by the Secretary of the Treasury, which regulations have not yet been issued, a trust which was in existence on August
20, 1996 (other than a trust treated as owned by the grantor under subpart E of part I of subchapter J of chapter 1 of the Internal Revenue Code), and which was treated as a United States person on August 19, 1996, may elect to continue to be treated as a United States person notwithstanding the previous sentence. It is possible that the IRS may assert that the foregoing tax exemption should not apply with respect to a REMIC Regular Security held by a holder of a REMIC
Residual Security that owns directly or indirectly a 10% or greater interest in the REMIC Residual Securities. If the holder does not qualify for exemption, distributions of interest, including distributions of accrued original issue discount, to the holder may be subject to a tax rate of 30%, subject to reduction under any applicable tax treaty.

         Special rules apply to partnerships, estates and trusts, and in certain circumstances certifications as to foreign status and other matters may be required to be provided by partners and beneficiaries thereof.

         In addition, the foregoing rules will not apply to exempt a United
States shareholder of a controlled foreign corporation from taxation on the
United States shareholder's allocable portion of the interest income received by the controlled foreign corporation.

         Further, it appears that a REMIC Regular Security would not be included in the estate of a non-resident alien individual and would not be subject to
United States estate

taxes. However, securityholders who are non-resident alien individuals are encouraged to consult their tax advisors concerning this question.

         Transfers of REMIC Residual Securities to investors that are not United
States persons will be prohibited under the related pooling and servicing agreement or trust agreement.

Non-REMIC Notes

         Status as Real Property Loans. Non-REMIC Notes held by a domestic building and loan association will not constitute "loans . . . secured by an interest in real property" within the meaning of Code Section 7701(a)(19)(C)(v).
Non-REMIC Notes held by a real estate investment trust will not constitute real estate assets within the meaning of Code Section 856(c)(5)(B). Interest on notes will not be considered "interest on obligations secured by mortgages on real property" within the meaning of Code Section 856(c)(3)(B).

         Taxation of Noteholders. Non-REMIC Notes generally will be subject to the same rules of taxation as REMIC Regular Securities issued by a REMIC, except that (1) income reportable on the notes is not required to be reported under the accrual method unless the holder otherwise uses the accrual method and (2) the special rule treating a portion of the gain on sale or exchange of a REMIC
Regular Security as ordinary income is inapplicable to the notes. See
"--Taxation of Owners of REMIC Regular Securities" and "--Matters Relevant to
Holders of All REMIC Securities--Sales of REMIC Securities'. Also, interest paid on a Non-REMIC note to a noteholder that is not a United States Person will normally qualify for the exception from United States withholding tax described in "--Matters Relevant to Holders of All REMIC Securities--Foreign Investors in
REMIC Securities" above, except, in addition to the exceptions noted in that section, where the recipient is a holder, directly or by attribution, of 10% or more of the capital or profits interest in the issuing entity.

         This opinion letter is based on the facts and circumstances set forth in the base prospectus included in the Registration Statement and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to a particular series of securities as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof. As the Registration
Statement contemplates series of securities with numerous different characteristics, the particular characteristics of each series of securities must be considered in determining the applicability of this opinion to a particular series of securities.

         In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United
States of America.

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the
Registration Statement and the base prospectus contained therein. In giving such consent, we do not consider that we are "experts", within the meaning of the term as used in the Act or the rules and regulations

of the Commission issued thereunder, with respect to any part of the
Registration Statement, including this opinion letter as an exhibit or otherwise.

                                Very truly yours,

                                /s/ ORRICK, HERRINGTON & SUTCLIFFE LLP